Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Majesco Holdings Inc.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated November 30, 2004 except for the last two paragraphs of Note 17, as to which the date is December 23, 2004 on the consolidated financial statements of Majesco Holdings Inc. and Subsidiaries as of October 31, 2004 and 2003 and for each of the three years in the period ended October 31, 2004, which appear in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

December 23, 2004